Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-110207), the registration statement on Form S-3 (No. 33-81976), and the registration statement on Form S-8 (No. 333-82892) of TEPPCO Partners, L.P. of our report dated February 12, 2004, related to the consolidated financial statements of TEPPCO Partners, L.P., included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on February 23, 2004.

Our report on the consolidated financial statements refers to a change in the method of accounting for derivative financial instruments and hedging activities in 2001 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002.

KPMG LLP

Houston, Texas
February 23, 2004